Exhibit IX

EIB’s EUR 10 billion capital increase and Moody’s changes outlook on EIB’s Aaa rating to negative

The BOARD OF GOVERNORS of the EUROPEAN INVESTMENT BANK,

UNANIMOUSLY DECIDED on December 31, 2012, on a proposal from the Board of Directors, in accordance with Articles 4(3) and 5(2) of the Statute, that:

1. With effect from December 31, 2012 the capital of the Bank shall be increased as follows:

The capital subscribed by the Member States shall be raised pro rata by EUR 10 billion, namely from EUR 232,392,989,000 to EUR 242,392,989,000. This aggregate capital contribution shall be distributed across Member States as described below:

GERMANY	1,617,003,000
FRANCE	1,617,003,000
ITALY	1,617,003,000
UNITED KINGDOM	1,617,003,000
SPAIN	970,202,000
NETHERLANDS	448,222,000
BELGIUM	448,222,000
SWEDEN	297,351,000
DENMARK	226,947,500
AUSTRIA	222,499,500
POLAND	206,984,000
FINLAND	127,834,500
GREECE	121,579,000
PORTUGAL	78,351,000
CZECH REPUBLIC	76,379,000
HUNGARY	72,258,000
IRELAND	56,737,000
ROMANIA	52,395,000
SLOVAK REPUBLIC	25,999,500
SLOVENIA	24,138,000
BULGARIA	17,652,000
LITHUANIA	15,146,000
LUXEMBOURG	11,347,500
CYPRUS	11,127,000
LATVIA	9,243,000
ESTONIA	7,138,000
MALTA	4,235,500

This capital shall be deemed to be part of the subscribed and paid-in capital, thus increasing the Bank’s paid-in capital from EUR 11,619,649,450 to EUR 21,619,649,450.

2. The portion to be paid-in by Member States shall increase from 5.0% to 8.919255272% on average of the subscribed capital, as a result of the present increase.

3. Each Member State shall pay its share in the capital increase no later than March 31, 2013. However, Member States which have notified the Bank on or before September 10, 2012 will be allowed to pay their respective share of the capital increase in three instalments, 50.0% no later than March 31, 2013 and the remaining 50.0% in two equal instalments no later than March 31, 2014 and March 31, 2015.

CONSEQUENTLY

4. The Bank’s Statute shall be amended, as from December 31, 2012, as follows:

The first subparagraph of Article 4(1) of the Bank’s Statute shall read

“The capital of the Bank shall be 242,392,989,000 EUR, subscribed by the Member States as follows:

GERMANY	39,195,022,000
FRANCE	39,195,022,000
ITALY	39,195,022,000
UNITED KINGDOM	39,195,022,000
SPAIN	23,517,013,500
NETHERLANDS	10,864,587,500
BELGIUM	10,864,587,500
SWEDEN	7,207,577,000
DENMARK	5,501,052,500
AUSTRIA	5,393,232,000
POLAND	5,017,144,500
FINLAND	3,098,617,500
GREECE	2,946,995,500
PORTUGAL	1,899,171,000
CZECH REPUBLIC	1,851,369,500
HUNGARY	1,751,480,000
IRELAND	1,375,262,000
ROMANIA	1,270,021,000
SLOVAK REPUBLIC	630,206,000
SLOVENIA	585,089,500
BULGARIA	427,869,500
LITHUANIA	367,127,000
LUXEMBOURG	275,054,500
CYPRUS	269,710,500
LATVIA	224,048,000
ESTONIA	173,020,000
MALTA	102,665,000

The first paragraph of Article 5 of the Bank’s Statute shall be amended as set out below:

“The subscribed capital shall be paid in by Member States to the extent of 8.919255272% on average of the amounts laid down in Article 4(1).”

In accordance with the notifications received by the European Investment Bank from the Member States before September 10, 2012, the payment of 91.6% of new capital has to be effected by the Member States by March 31, 2013 at the latest. The remainder of the new capital will be paid in two equal instalments of 4.2% on March 31, 2014 and on March 31, 2015.

On December 8, 2012 Moody’s Investors Service affirmed EIB’s Aaa/P-1 ratings whilst changing the outlook to negative from stable.